Exhibit 99

RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107
FOR FURTHER INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet
Vice President & CFO	Analyst/Media Inquiries
(605) 336-2750	(312) 640-6672
FOR IMMEDIATE RELEASE
WEDNESDAY, AUGUST 19, 2009
RAVEN INDUSTRIES ANNOUNCES SECOND QUARTER RESULTS
SIOUX FALLS, SD—August 19, 2009—Raven Industries, Inc. (RAVN: NasdaqNGS) today reported that its financial results for the three months and six months ended July 31, 2009, showed surprising strength in a very weak economic environment. Sales and net income were down from the previous year’s record second quarter, but profit margins were up, following actions to improve productivity and reduce spending levels.
Seasonably Lower Quarter
Sales for the latest three months were $56.6 million, down 18 percent from $69.3 million at this time last year. Net income for the second quarter was off 9 percent to $6.2 million, or 34 cents per diluted share, compared with $6.8 million, or 38 cents per diluted share. For the six months, sales reached $121.8 million, a 16 percent decrease from the first half of the previous year. First-half net income of $15.4 million, or 86 cents per share, was 13 percent lower than the prior year’s six-month results.
“Seasonally, the second quarter is our weakest. Last year, our second-quarter seasonality was mitigated by carryover demand for precision agriculture products, and we produced record results which made the current comparisons very challenging,” said Ronald M. Moquist, chief executive officer. “The recession continues to impact sales in our two largest segments, Applied Technology and Engineered Films, but we remain solid in terms of product offerings and our return on sales actually improved over a year ago due to strong showings in both Electronic Systems and Aerostar, and cost cutting measures in our other operations.”
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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefore. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

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Lower Results at Applied Technology; Growth Initiatives Continue
Revenues for the Applied Technology Division were $18.6 million in the second quarter, representing an 18 percent decrease from the record of $22.7 million set a year ago. Quarterly operating income declined 28 percent to $5.1 million from $7.1 million a year ago.
In the most recent six months, revenues fell 17 percent to $48.0 million from $57.6 million. Operating income was $14.7 million. This was a 29 percent decrease from $20.6 million for last year’s first half.
“The second quarter a year ago benefited from demand caused by first-quarter capacity constraints and this was not a factor in the current fiscal year. The good news is that our operating margins remain strong, aided by cost reductions we took earlier in response to moderating demand in the agricultural segment,” Moquist explained. “We’re closely monitoring our costs in the current environment but do not currently anticipate further expense cuts.
“While we remain cautious regarding the near-term outlook for farm equipment, we are pursuing a number of opportunities to further build out market share in precision agriculture. On the distribution front, we will begin to market select Raven controls through the vast network of Deere dealerships in the U.S., Canada and Australia beginning in our third quarter. The changing economics of crop production has created demand for variable-rate applications of inputs, like fertilizer and seed. Raven is building a complete solution by collaborating with leading specialists. The most recent example is our agreement to offer a new set of precision controls on the Seed Hawk line of seeders that can be controlled from a single field computer, the Raven Viper Pro™. Data management is another strategic focus. We recently formed an alliance with SST Software in which their AgX Platform will be integrated into our Viper Pro and Envizio Pro™ field computers. All of these actions are geared to build the Raven brand.”
Engineered Films Maintains Operating Profit Margins on Lower Sales
In the latest quarter, sales for the Engineered Films Division were $15.0 million, down 43 percent from $26.5 million one year earlier, continuing to reflect soft conditions in the oil and gas exploration, and construction markets. Operating income was $2.1 million for the latest three months. This was down 41 percent from $3.5 million at this time last year.
For the first half, revenues were $28.4 million versus $48.5 million, down 42 percent from a year ago. Operating earnings of $4.8 million were down 35 percent from the $7.4 million posted from last year’s six months.
“We’ve taken significant cost reductions in this segment but we are still contending with weak volume and pricing pressures,” Moquist stated. “While our results are well below year-ago levels, we are generating a profit despite the fact that we are operating at around one-half of our capacity. The current quarter did not benefit to the same extent from the opportune resin purchases we saw in the first quarter. As we’ve said before, this business is very volume dependent and our profitability is leveraged to the spread between cost and selling price. On the cost side, resin prices have actually increased over the summer months. However, we aren’t
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convinced that this is a leading indicator of stronger demand. Until we see improving orders in our key end markets, we are tightly managing costs and keeping capital spending to a minimum.”
Electronic Systems Sees Higher Sales, Operating Income
Electronic Systems Division sales in the most recent quarter were up 22 percent to $17.9 million from $14.7 million in the second quarter last year. Operating income, at $3.0 million, more than doubled from $1.2 million for last year’s three months.
For the year-to-date, sales were up 22 percent to $34.1 million compared with $28.0 million for this time last year. Operating income was $5.5 million versus $1.9 million in the first half of the prior year, up 190 percent.
“Electronic Systems stepped up its performance beginning in the third quarter last year and operated efficiently on a much better base than the first half a year ago,” Moquist said. “We benefited from the right mix of products and cost controls. Deliveries of secure communications systems and avionics have been particularly strong. The avionics side accounts for over 50 percent of the segment’s sales. Airlines have delayed or otherwise pushed back orders to aircraft manufacturers in response to weak passenger traffic and shipping volumes; that could begin to affect our deliveries later in the year.”
Continued Improvements at Aerostar
Aerostar second quarter sales were $5.8 million, a 5 percent increase from $5.5 million for the same period last year. Operating income rose 58 percent to $1.1 million compared with $718,000 for the prior-year’s three months.
First-half sales reached $12.4 million versus $11.6 million, a 7 percent growth rate. Operating income was up 51 percent to $2.3 million versus $1.5 million for last year’s six months. Parachute sales were approximately 40 percent of Aerostar’s revenues.
“Aerostar continued to show improved profitability as a result of better production efficiencies,” stated Moquist. “We anticipate positive year-over-year comparisons for the third quarter, followed by a weaker fourth quarter, because of a surge of parachute shipments in last year’s fourth quarter. With the MC-6 Special Forces parachute contract extending through January 2010, our current-year backlog remains solid, and bids for future contracts to manufacture a new Army paratrooper parachute are being prepared for submittal. Due to the lengthy process in getting such contracts finalized we have to be prepared for a temporary lag in revenues early next year. Although protective wear and parachute shipments are important to Aerostar, long-term growth in this segment will be driven by the development of surveillance and communication applications for aerostats.”
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Healthy Balance Sheet and Cash Flows
At July 31, 2009, cash and investment balances were $43.0 million, up from $32.2 million on this date a year ago—despite returning $22.5 million to shareholders as a special dividend in November 2008.
Operating cash flows for the quarter were very strong, reaching $34.3 million compared with $22.9 million at this time last year. Working capital levels have been managed for a lower level of activity. Accounts receivable declined from $34.9 million at July 31, 2008, to $29.2 million at July 31, 2009. Inventories were $29.4 million compared with $42.6 million one year ago. Capital spending has been constrained until the economy turns around. First half spending on plant and equipment was $2.3 million and is expected to total approximately $3 million for the full year, down from $8 million in the previous year. The company increased its regular quarterly cash dividend 8 percent, to 14 cents per share, in the second quarter. The total payout for the six months reached $4.9 million.
Economic Challenges Continue
“We were encouraged by our second quarter performance, but we are still of the mindset that economic conditions will not meaningfully improve until the middle of next year. In the meantime, we remain focused on protecting Raven’s core financial strength and long-term value,” Moquist stated. “Based on current indications the third quarter will produce lower results, similar to or somewhat lower than our first half performance when comparing year over year on a percentage basis. We don’t have as much visibility yet into the final quarter, but we expect fourth quarter net income to flatten out when compared to our earnings performance last year. We are controlling costs and tightly managing cash, but we are not sitting still and waiting for good times to return. We are pursuing opportunities to expand our position in niche markets and aggressively take market share from weaker competitors.”
About Raven Industries, Inc.
Raven is an industrial manufacturer that provides electronic precision-agriculture products, reinforced plastic sheeting, electronics manufacturing services, and specialty aerostats and sewn products to niche markets.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Daylight Time to discuss its second quarter performance and outlook for the current year. Interested investors are invited to listen to the call by visiting the company’s Web site at www.ravenind.com several minutes before the call to download the necessary software.
In addition, a taped rebroadcast will be available beginning one hour after the call ends, and will continue through August 26, 2009. To access the rebroadcast, dial 888-203-1112 and enter this passcode: 5107034. A replay of the call will also be available at www.ravenind.com for 90 days.
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Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect some of the company’s primary markets, such as agriculture and construction; or changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines—as well as other risks described in Raven’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
For more information on Raven Industries, please visit www.ravenind.com.
FINANCIAL TABLES FOLLOW...
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended July 31			Six Months Ended July 31
			Fav (Unfav)			Fav (Unfav)
	2009	2008	Change	2009	2008	Change
Net sales	$56,586	$69,278	(18)%	$121,808	$144,444	(16)%
Cost of goods sold	42,765	53,492		89,017	106,643

Gross profit	13,821	15,786	(12)%	32,791	37,801	(13)%

Selling, general and administrative expenses	4,515	5,474		9,372	10,848

Operating income	9,306	10,312	(10)%	23,419	26,953	(13)%

Other income, net	(105)	(176)		(106)	(294)

Income before income taxes	9,411	10,488	(10)%	23,525	27,247	(14)%

Income taxes	3,207	3,673		8,090	9,550

Net income	$6,204	$6,815	(9)%	$15,435	$17,697	(13)%

Net income per common share:
-basic	$0.34	$0.38	(11)%	$0.86	$0.98	(12)%
-diluted	$0.34	$0.38	(11)%	$0.86	$0.98	(12)%

Weighted average common shares outstanding:
-basic	18,041	18,033		18,034	18,068
-diluted	18,044	18,091		18,038	18,119
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended July 31			Six Months Ended July 31
			Fav (Unfav)			Fav (Unfav)
	2009	2008	Change	2009	2008	Change

Net Sales:
Applied Technology	$18,572	$22,716	(18)%	$48,006	$57,562	(17)%
Engineered Films	15,017	26,504	(43)%	28,375	48,509	(42)%
Electronic Systems	17,913	14,739	22%	34,066	28,018	22%
Aerostar	5,838	5,547	5%	12,403	11,566	7%
Intersegment Eliminations	(754)	(228)		(1,042)	(1,211)

Total Company	$56,586	$69,278	(18)%	$121,808	$144,444	(16)%

Operating Income (Loss):
Applied Technology	$5,117	$7,060	(28)%	$14,727	$20,606	(29)%
Engineered Films	2,081	3,515	(41)%	4,796	7,379	(35)%
Electronic Systems	2,962	1,239	139%	5,457	1,879	190%
Aerostar	1,136	718	58%	2,294	1,524	51%
Intersegment Eliminations	(26)	26		2	(3)

Total Segment Income	11,270	12,558		27,276	31,385
Corporate Expenses	(1,964)	(2,246)	13%	(3,857)	(4,432)	13%

Total Company	$9,306	$10,312	(10)%	$23,419	$26,953	(13)%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	July 31	January 31	July 31
	2009	2009	2008
ASSETS
Cash, cash equivalents and short-term investments	$43,032	$16,267	$32,236
Accounts receivable, net	29,155	40,278	34,936
Inventories	29,449	35,977	42,552
Other current assets	5,631	5,551	5,670

Total current assets	107,267	98,073	115,394

Property, plant and equipment, net	35,113	35,880	35,358
Other assets, net	10,626	10,462	10,626

	$153,006	$144,415	$161,378

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$8,485	$9,433	$12,915
Accrued and other liabilities	11,792	13,889	13,782

Total current liabilities	20,277	23,322	26,697

Other liabilities	7,898	7,537	7,916
Shareholders’ equity	124,831	113,556	126,765

	$153,006	$144,415	$161,378

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Six Months Ended July 31
	2009	2008
Cash flows from operating activities
Net income	$15,435	$17,697
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,530	3,748
Other operating activities, net	15,356	1,446

Net cash provided by operating activities	34,321	22,891

Cash flows from investing activities
Capital expenditures	(2,304)	(3,489)
Other investing activities, net	(2,397)	(735)

Net cash used in investing activities	(4,701)	(4,224)

Cash flows from financing activities
Dividends paid	(4,864)	(4,692)
Purchase of treasury stock	—	(5,180)
Other financing activities, net	(37)	76

Net cash used in financing activities	(4,901)	(9,796)

Effect of exchange rate changes on cash	46	(7)

Net increase in cash and cash equivalents	24,765	8,864
Cash and cash equivalents at beginning of period	16,267	21,272

Cash and cash equivalents at end of period	41,032	30,136
Short-term investments	2,000	2,100

Cash, cash equivalents and short-term investments	$43,032	$32,236

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